UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 16, 2006
TERAYON COMMUNICATION SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-24647 (Commission File Number)	77-0328533 (IRS Employer Identification No.)
4988 Great America Parkway
Santa Clara, California 95054
(Address of Principal Executive Offices and Zip Code)
Registrant’s telephone number, including area code: (408)-235-5500
Not Applicable
(Former Name or Former Address, if Changed Since Last Report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On March 17, 2006, Terayon Communication Systems, Inc. (“Terayon”) entered into a Memorandum of Understanding (MOU) providing for the settlement of the securities class action entitled In re Terayon Communication Systems, Inc. Securities Litigation, Case No. C-00-1967-MHP, pending in the United States District Court, Northern District of California. As previously disclosed, the amended complaint alleged that Terayon and certain of its officers and directors (collectively, the “Defendants”) violated the federal securities laws by issuing materially false and misleading statements and failing to disclose material information regarding Terayon’s technology. The class action included claims for damages on behalf of those who purchased or otherwise acquired Terayon’s securities (the “Affected Securities”) during the class period of November 15, 1999 to April 11, 2000 (the “Plaintiff Class”).
In accordance with the settlement outlined in the MOU, the Defendants shall pay or cause to be paid to the Plaintiff Class an amount of fifteen million dollars ($15,000,000). Payment will be paid within 45 days of the execution of the MOU or 15 days after court approval of the Settlement, whichever is later, but in no event earlier than May 10, 2006. Terayon expects to pay approximately $2.3 million of this amount, and its insurance carriers have agreed to pay the remaining settlement amount. The settlement is subject to final approval by the court.
In consideration of the payment of the settlement funds described above, the Plaintiff Class has agreed, upon final court approval, to dismiss the class action with prejudice and release all known and unknown claims arising out of or relating to, or in connection with the purchase or acquisition of the Affected Securities during the class period which have been or could have been asserted by any member of the Plaintiff Class.
All parties have agreed to use their best efforts to finalize and execute the Stipulation and such other documentation as may be required or appropriate to obtain court approval of the settlement upon the terms set forth in the MOU.
The foregoing description is qualified in its entirety by reference to the Registrant’s Press Release dated March 22, 2006, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
On March 16, 2006, Terayon received a notice of acceleration from bondholders of Terayon’s 5% Convertible Subordinated Notes due 2007, and on March 21, 2006, paid in full the entire principal amount of the outstanding Notes, including all accrued and unpaid interest thereon and related fees, for a total of $65.6 million.

As previously disclosed, on January 12, 2006, Terayon received a letter from holders of more than 25% in aggregate principal amount of Notes outstanding providing written notice to Terayon of default under the Indenture for the Notes based on the company’s failure to file its Form 10-Q for the quarterly period ended September 30, 2005. Terayon was unable to cure the default within 60 days of the written notice, March 13, 2006, which triggered an Event of Default under the Indenture. The Event of Default enabled the holders of at least 25% in aggregate principal amount of Notes outstanding to accelerate the maturity of the Notes by written notice and declare the entire principal amount of the Notes, together with all accrued and unpaid interest thereon, to be due and payable immediately.
The foregoing description is qualified in its entirety by reference to the Registrant’s Press Release dated March 22, 2006, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release issued by Terayon Communication Systems, Inc. on March 22, 2006 entitled “Terayon Pays Off Bondholders in Full and Reaches Agreement to Settle Shareholder Suit”

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: March 22, 2006

Terayon Communication Systems, Inc.
By:	/s/ Mark Richman
	Name:	Mark Richman
	Title:	Chief Financial Officer

INDEX TO EXHIBITS FILED WITH
THE CURRENT REPORT ON FORM 8-K DATED MARCH 22, 2006

Exhibit	Description

99.1	Press release issued by Terayon Communication Systems, Inc. on March 22, 2006 entitled “Terayon Pays Off Bondholders in Full and Reaches Agreement to Settle Shareholder Suit”